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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20594

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                 June 29, 2001
                       (Date of earliest event reported)

                      CARNEGIE INTERNATIONAL CORPORATION
            (Exact name of Registrant as specified in its charter)

           Colorado                       0-8918                 13-3692114
(State of other jurisdiction of    (Commission File No.)       (IRS Employer
incorporation or organization)                              Identification No.)

11350 McCormick Road, Executive Plaza 3, Suite 1001, Hunt Valley, Maryland 21031
                   (Address of principal executive offices)

                                (410) 785-7400
                        (Registrant's telephone number)



Item 5. On June 19, 2001 the Board of Director's approved a Settlement and Mutual Release Agreement between the Company and Infinity Ventures.net ("Infinity") to settle and compromise issues arising out of a transaction whereby Infinity purchased common stock from the Company on February 13, 2000,during the trading halt for the Company's common stock. At that time, the Company had no financing sources other than this equity transaction. The Letter Agreement, dated February 13,2000, for the share purchase contained certain key provisions, including resumption of trading with a penalty if trading did not resume, registration rights within 120 days of issuance of the 144 shares of common stock, with a penalty for each week there is no registration, and yield deal protection when the shares were sold. The Company's stock did resume trading, but the stock was never registered, nor was there the ability to sell the stock and achieve the yield protection called for under the Letter Agreement. Infinity noticed the Company of a pending action if demands were not met by the Company for a breech of the Letter Agreement. Counsel to the Company recommended a settlement to this dispute. Management entered into settlement talks with Infinity and arrived at the following Settlement and Mutual Release Agreement that was voted and approved by the Board of Directors of the Company on the above date. The Settlement and Mutual Release Agreement calls for the issuance of 10,000,000 shares of common stock of the Company, which is newly issued 144 restricted stock, as well as a Convertible Promissory Note of the Company with a face value of $1.5 million, that will be secured by the issuance of Series K Preferred Stock of the Company. The Convertible Promissory Note shall be due and payable, to the extent the Series K Preferred Stock has not been converted, on the earlier of one year from the date thereof or the settlement of the Company's pending legal action against Grant Thornton, the Company's former auditors. The Series K
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Preferred Stock issued to Infinity is convertible at any time prior to maturity into common stock of the Company at a 35% discount to the market; any conversion reduces the face amount of the Convertible Promissory Note by the face amount converted.



SIGNATURES



        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Date: July 29, 2001                                    /s/ Lowell Farkas
                                                   -------------------------
                                                         President & CEO